FOR IMMEDIATE RELEASE

MEDIA CONTACT:	Joe Bass, 615-743-8219
FINANCIAL CONTACT:	Harold Carpenter, 615-744-3742
WEBSITE:	www.pnfp.com

PNFP REPORTS DILUTED EPS OF $1.44, ROAA OF 1.62% AND ROTCE OF 18.28% FOR 3Q 2019
Excluding non-GAAP adjustments, 3Q19 diluted EPS was $1.45, ROAA was 1.62% and ROTCE was 18.31%

NASHVILLE, TN, Oct. 15, 2019 - Pinnacle Financial Partners, Inc. (Nasdaq/NGS: PNFP) reported net income per diluted common share of $1.44 for the quarter ended Sept. 30, 2019, compared to net income per diluted common share of $1.21 for the quarter ended Sept. 30, 2018, an increase of 19.0 percent. Net income per diluted common share was $3.97 for the nine months ended Sept. 30, 2019, compared to net income per diluted common share of $3.41 for the nine months ended Sept. 30, 2018, an increase of 16.4 percent.
Impacting year-to-date results for 2019 were adjustments during the second quarter related to $4.5 million in net losses on the sale of investment securities, a $1.5 million loss from the sale of the non-prime automobile portfolio, $2.4 million of ORE expense related to facilities and land acquired in the BNC acquisition and $3.2 million of non-cash impairment charges related to the proposed consolidation of five offices across the firm's footprint. Excluding these adjustments, as well as merger-related charges in 2018, ORE expense in each period and gains and losses on the sale of investment securities in each period, net income per diluted common share was $4.11 for the nine months ended Sept. 30, 2019, compared to net income per diluted common share of $3.49 for the nine months ended Sept. 30, 2018, a growth rate of 17.8 percent.
"Highlights for the third quarter include double-digit loan and deposit growth, strong hiring throughout our footprint and substantial fee growth, including continued outperformance from BHG," said M. Terry Turner, Pinnacle president and chief executive officer. "We are particularly pleased with our dramatic year-over-year fee growth as we have headed into what appears to be a volatile interest rate environment.
"We continue to produce top-quartile profitability and, more importantly, we continue our focus on earnings per share growth and tangible book value per share accretion, having produced 5-year compounded annual growth rates of 22.6 percent and 16.1 percent, respectively, through the third quarter of 2019. Book value per share has also experienced a 20.6 percent compounded annual growth rate over the same period."

GROWING THE CORE EARNINGS CAPACITY OF THE FIRM:
•Loans at Sept. 30, 2019 were a record $19.3 billion, an increase of $1.9 billion from Sept. 30, 2018, reflecting year-over-year growth of 10.8 percent. Loans at Sept. 30, 2019 increased $531.3 million from June 30, 2019, reflecting a linked-quarter annualized growth rate of 11.3 percent.
◦Average loans were $19.2 billion for the three months ended Sept. 30, 2019, up $605.7 million from $18.6 billion for the three months ended June 30, 2019, a linked-quarter annualized growth rate of 13.0 percent.
◦At Sept. 30, 2019, the remaining discount associated with fair value accounting adjustments on acquired loans was $65.2 million, compared to $75.4 million at June 30, 2019.

•Deposits at Sept. 30, 2019 were $20.0 billion, an increase of $1.6 billion from Sept. 30, 2018, reflecting year-over-year growth of 8.7 percent. Deposits at Sept. 30, 2019 increased $551.3 million from June 30, 2019, reflecting a linked-quarter annualized growth rate of 11.3 percent.
◦Average deposits were $19.8 billion for the three months ended Sept. 30, 2019, compared to $18.9 billion for the three months ended June 30, 2019, a linked-quarter annualized growth rate of 19.4 percent.
◦Core deposits were $17.1 billion at Sept. 30, 2019, compared to $16.1 billion at Sept. 30, 2018 and $16.5 billion at June 30, 2019 a year-over-year growth rate of 6.4 percent and a linked-quarter annualized growth rate of 14.5 percent.
•Revenues for the quarter ended Sept. 30, 2019 were $278.4 million, an increase of $18.8 million from the $259.6 million recognized in the second quarter of 2019, and up $37.5 million from the third quarter of 2018. This represents a year-over-year growth rate of 15.6 percent.
◦Revenue per fully diluted share was $3.64 for the three months ended Sept. 30, 2019, compared to $3.39 for the second quarter of 2019 and $3.11 for the third quarter of 2018.

"We have hired 67 high-profile revenue producers during the first nine months of 2019," Turner said. "It is great to be able to make such a substantial investment in hiring in order to grow the future earnings capacity of our firm while at the same time producing substantial growth in current earnings with enviable profitability metrics versus peers. Our ability to hire the best bankers in our markets contributed to the outstanding loan, deposit and fee growth we experienced in the third quarter.
"Additionally, we continue to invest in compatible businesses that have potential to enhance our growth and profitability. During the quarter, we acquired Advocate Capital, Inc. with approximately $155.4 million in loan balances. We intend to enhance Advocate's existing business model by offering a full suite of commercial banking products to their client base, while focusing on deposit gathering initially. We are excited about this acquisition and look forward to joining forces to grow our combined franchise."

FOCUSING ON PROFITABILITY:
•Return on average assets was 1.62 percent for the third quarter of 2019, compared to 1.55 percent for the second quarter of 2019 and 1.54 percent for the third quarter last year. Third quarter 2019 return on average tangible assets amounted to 1.74 percent, compared to 1.67 percent for the second quarter of 2019 and 1.67 percent for the third quarter of 2018.
◦Excluding the adjustments described above for both 2019 and 2018, return on average assets was 1.62 percent for the third quarter of 2019, compared to 1.69 percent for the second quarter of 2019 and 1.54 percent for the third quarter of 2018. Likewise, excluding those same adjustments, the firm’s return on average tangible assets was 1.74 percent for the third quarter of 2019, compared to 1.82 percent for the second quarter of 2019 and 1.67 percent for the third quarter of 2018.
•Return on average common equity for the third quarter of 2019 amounted to 10.28 percent, compared to 9.77 percent for the second quarter of 2019 and 9.60 percent for the third quarter of 2018. Third quarter 2019 return on average tangible common equity amounted to 18.28 percent, compared to 17.74 percent for the second quarter of 2019 and 18.44 percent for the third quarter of 2018.

◦Excluding the adjustments described above for both 2019 and 2018, return on average tangible common equity amounted to 18.31 percent for the third quarter of 2019, compared to 19.28 percent for the second quarter of 2019 and 18.44 percent for the third quarter of 2018.

"Earlier in the year, we began discussing with our relationship managers various strategies to reduce our deposit rates should short-term interest rates decline and, thus far, we feel like we've been very successful in executing our strategies," said Harold R. Carpenter, Pinnacle's chief financial officer. "I am pleased to report that our end-of-period deposit rates decreased by 0.11 percent between June 30, 2019 and September 30, 2019 inclusive of our interest-bearing checking and money market categories, which decreased by 0.17 percent during the same time period. Given prospects for further rate decreases, we expect to have ongoing conversations with our depositors regarding the value of money. We believe, even though we are all in a difficult operating environment, that we are advantaged as we look to reduce our deposit rates further by the depth of our client relationships.
"BHG reported another remarkable quarter. Their business model has been continually refined and is operating at high levels of efficiency and producing extraordinary results. As BHG's management team mentioned in their recent analyst day in New York, we believe BHG will begin to reposition its balance sheet in the fourth quarter to rely less on gains on sale by opting to keep more loans on its balance sheet. We believe this will be an effective strategy for BHG over the longer term as its balance sheet should provide it with more consistent and predictable interest income than might otherwise be the case from a more volatile gain on sale revenue model."

MAINTAINING A FORTRESS BALANCE SHEET:
•Net charge-offs were $4.9 million for the quarter ended Sept. 30, 2019, compared to $4.1 million for the quarter ended June 30, 2019 and $4.4 million for the quarter ended Sept. 30, 2018. Annualized net charge-offs as a percentage of average loans for the quarter ended Sept. 30, 2019 were 0.10 percent, compared to 0.09 percent for the quarter ended June 30, 2019 and 0.10 percent for the third quarter of 2018.
•Nonperforming assets decreased to 0.53 percent of total loans and ORE at Sept. 30, 2019, compared to 0.55 percent at each of June 30, 2019 and Sept. 30, 2018. Nonperforming assets were $103.3 million at Sept. 30, 2019, compared to $102.7 million at June 30, 2019 and $95.6 million at Sept. 30, 2018.
•The classified asset ratio at Sept. 30, 2019 was 13.5 percent, compared to 13.9 percent at June 30, 2019 and 13.7 percent at Sept. 30, 2018. Classified assets were $363.2 million at Sept. 30, 2019, compared to $337.8 million at June 30, 2019 and $304.1 million at Sept. 30, 2018.
•The allowance for loan losses represented 0.48 percent of total loans at Sept. 30, 2019, compared to 0.48 percent at June 30, 2019 and 0.46 percent at Sept. 30, 2018.
◦The ratio of the allowance for loan losses to nonperforming loans increased to 127.8 percent at Sept. 30, 2019, from 118.6 percent at June 30, 2019 and 102.7 percent at Sept. 30, 2018. At Sept. 30, 2019, purchased credit impaired loans of $6.6 million, which were recorded at fair value upon acquisition, represented 8.9 percent of the firm's nonperforming loans.
◦Provision for loan losses was $8.3 million in the third quarter of 2019, compared to $7.2 million in the second quarter of 2019 and $8.7 million in the third quarter of 2018.

"Asset quality continues to be a highlight for our firm," Carpenter said. "Net charge-offs, nonperforming assets and classified assets remain low. We also saw improvement in the nonperforming asset and classified asset ratios this quarter when compared to last quarter."

GROWING REVENUES
•Net interest income for the quarter ended Sept. 30, 2019 was $195.8 million, compared to $188.9 million for the second quarter of 2019 and $189.4 million for the third quarter of 2018, a year-over-year growth rate of 3.4 percent. Net interest margin was 3.43 percent for the third quarter of 2019, compared to 3.48 percent for the second quarter of 2019 and 3.65 percent for the third quarter of 2018.
◦Included in net interest income for the third quarter of 2019 was $11.1 million of discount accretion associated with fair value adjustments, compared to $8.9 million of similar discount accretion recognized in the second quarter of 2019 and $17.1 million in the third quarter of 2018.
•Noninterest income for the quarter ended Sept. 30, 2019 was $82.6 million, compared to $70.7 million for the second quarter of 2019 and $51.5 million for the third quarter of 2018, a year-over-year growth rate of 60.5 percent.
◦Wealth management revenues, which include investment, trust and insurance services, were $12.1 million for the quarter ended Sept. 30, 2019, compared to $11.5 million for the second quarter of 2019 and $10.7 million for the third quarter of 2018, a year-over-year increase of 13.6 percent.
◦Income from the firm's investment in BHG was $32.2 million for the quarter ended Sept. 30, 2019, compared to $32.3 million for the quarter ended June 30, 2019 and $14.2 million for the quarter ended Sept. 30, 2018.
◦Other noninterest income was $20.2 million for the quarter ended Sept. 30, 2019, compared to $16.5 million for the quarter ended June 30, 2019 and $12.7 million for the quarter ended Sept. 30, 2018, a year-over-year increase of 59.5 percent. Contributing to the increase were increased credit card interchange fees, SBA loan fees and the firm's client interest rate swap programs.

"Our net interest margin decreased by 0.05 percent in the third quarter from the second quarter, primarily due to reduced yields on our securities portfolio as well as increased balance sheet liquidity," Carpenter said. "Our loan yields remained consistent during the third quarter aided by additional purchase accounting accretion income and higher yielding loans resulting from the addition of the Advocate Capital portfolio. Our funding costs for the third quarter amounted to 1.40 percent on an annualized basis, which was down 0.03 percent from the second quarter's annualized amount. Specifically, we are most encouraged with the trends in our deposit rates as we experienced a peak in those rates in July followed by two months of deposit rate decreases primarily due to the hard work of our relationship managers."

OTHER HIGHLIGHTS
•The efficiency ratio for the third quarter of 2019 decreased on a linked-quarter basis to 47.75 percent, compared to 49.19 percent for the second quarter of 2019 and 47.32 percent in the third quarter of 2018. The ratio of noninterest expenses to average assets was 1.94 percent for the third quarter of 2019 compared to 1.98 percent in the second quarter of 2019 and 1.87 percent in the third quarter of 2018.

◦Excluding the adjustments noted elsewhere in this release for both 2019 and 2018, the efficiency ratio was 47.58 percent for the third quarter of 2019, compared to 45.92 percent for the second quarter of 2019 and 47.29 percent for the third quarter of 2018. Excluding the above described impairment charge, ORE expense and merger-related charges, the ratio of noninterest expense to average assets was 1.93 percent for the third quarter of 2019, compared to 1.89 percent for the second quarter of 2019 and 1.87 percent for the second quarter of 2018.
•Noninterest expense for the quarter ended Sept. 30, 2019 was $132.9 million, compared to $127.7 million in the second quarter of 2019 and $114.0 million in the third quarter of 2018, reflecting a year-over-year increase of 16.6 percent. Excluding ORE expenses and merger-related charges for the relevant periods as described above, noninterest expense increased 16.1 percent over the third quarter of 2018.
◦Salaries and employee benefits were $85.9 million in the third quarter of 2019, compared to $75.6 million in the second quarter of 2019 and $69.1 million in the third quarter of 2018, reflecting a year-over-year increase of 24.3 percent.
•Included in salaries and employee benefits are costs related to the firm’s annual cash incentive plan. Incentive costs for this plan amounted to $18.5 million in the third quarter of 2019, compared to $11.0 million in the second quarter of 2019 and $10.0 million in the third quarter of last year.
•The effective tax rate for the third quarter of 2019 was 19.5 percent, compared to 19.6 percent for the second quarter of 2019 and 20.7 percent for the third quarter of 2018.
•During the third quarter of 2019, the firm acquired 199,032 shares of its common stock in open market transactions pursuant to its previously announced share repurchase program, at an average price of $55.57.
•On Sept. 11, 2019, Pinnacle completed its public offering of $300.0 million aggregate principal amount of 4.125 percent fixed-to-floating rate subordinated notes due 2029.

"We are pleased with our operating metrics for the third quarter," Carpenter said. "In the second quarter, we incurred certain costs related to our branch consolidation efforts, including the write down of certain other assets to better position these assets for disposition. We anticipate the office closures to be finalized in the fourth quarter, while several of the other assets are under contract. Additionally, our performance in the third quarter allowed us to increase our 2019 expected incentive payout resulting in an increase of $7.5 million in third quarter incentive costs over the amount recorded in the second quarter. We anticipate that incentive costs for the fourth quarter of 2019 will be less than those recorded in the third quarter and more consistent with the amounts reported in the second quarter of 2019.”

BOARD OF DIRECTORS DECLARES DIVIDEND AND NEW SHARE REPURCHASE AUTHORIZATION
On Oct. 15, 2019, Pinnacle's Board of Directors approved a quarterly cash dividend of $0.16 per common share to be paid on Nov. 29, 2019 to common shareholders of record as of the close of business on Nov. 1, 2019. The amount and timing of any future dividend payments to common shareholders will be subject to the discretion of Pinnacle's Board of Directors. The Board of Directors also approved a new share repurchase authorization for an additional $100 million to be available for the repurchase of the firm's common stock in open market transactions upon the completion of Pinnacle's currently authorized and previously disclosed repurchase program and through Dec. 31, 2020.

WEBCAST AND CONFERENCE CALL INFORMATION
Pinnacle will host a webcast and conference call at 8:30 a.m. (CDT) on October 16, 2019 to discuss third quarter 2019 results and other matters. To access the call for audio only, please call 1-877-602-7944. For the presentation and streaming audio, please access the webcast on the investor relations page of Pinnacle's website at www.pnfp.com.
For those unable to participate in the webcast, it will be archived on the investor relations page of Pinnacle's website at www.pnfp.com for 90 days following the presentation.
Pinnacle Financial Partners provides a full range of banking, investment, trust, mortgage and insurance products and services designed for businesses and their owners and individuals interested in a comprehensive relationship with their financial institution. The firm is the No. 1 bank in the Nashville-Murfreesboro-Franklin MSA, according to 2019 deposit data from the FDIC. Pinnacle earned a spot on FORTUNE’s 2019 lists of the 100 Best Companies to Work For® in the U.S., its third consecutive appearance. American Banker recognized Pinnacle as one of America’s Best Banks to Work For seven years in a row.
The firm began operations in a single location in downtown Nashville, TN in October 2000 and has since grown to approximately $27.5 billion in assets as of Sept. 30, 2019. As the second-largest bank holding company headquartered in Tennessee, Pinnacle operates in 11 primarily urban markets in Tennessee, the Carolinas and Virginia.
Additional information concerning Pinnacle, which is included in the Nasdaq Financial-100 Index, can be accessed at www.pnfp.com.
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Forward-Looking Statements

All statements, other than statements of historical fact, included in this press release, are forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995, Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. The words "expect," "anticipate," "intend," "may," "should," "plan," "believe," "seek," "estimate" and similar expressions are intended to identify such forward-looking statements, but other statements not based on historical information may also be considered forward-looking statements. These forward-looking statements are subject to known and unknown risks, uncertainties and other factors that could cause the actual results to differ materially from the statements, including, but not limited to:  (i) deterioration in the financial condition of borrowers of Pinnacle Bank or BHG resulting in significant increases in loan losses and provisions for those losses or, in the case of BHG, substitutions; (ii) the ability to grow and retain low-cost core deposits and retain large, uninsured deposits, including during times when Pinnacle Bank is seeking to lower rates it pays on deposits; (iii) the inability of Pinnacle Financial, or entities in which it has significant investments, like BHG, to maintain the historical growth rate of its, or such entities', loan portfolio; (iv) changes in loan underwriting, credit review or loss reserve policies associated with economic conditions, examination conclusions, or regulatory developments; (v) effectiveness of Pinnacle Financial's asset management activities in improving, resolving or liquidating lower-quality assets; (vi) the impact of competition with other financial institutions, including pricing pressures and the resulting impact on Pinnacle Financial’s results, including as a result of compression to net interest margin; (vii) adverse conditions in the national or local economies including in Pinnacle Financial's markets throughout Tennessee, North Carolina, South Carolina and Virginia,  particularly in commercial and residential real estate markets; (viii) fluctuations or differences in interest rates on loans or deposits from those that Pinnacle Financial is modeling or anticipating, including as a result of Pinnacle Bank's inability to lower deposit rates with the speed and at the levels desired in connection with the declining short-term rate environment currently contemplated, or that affect the yield curve; (ix) the results of regulatory examinations; (x) Pinnacle Financial's ability to identify potential candidates for, consummate, and achieve synergies from, potential future acquisitions; (xi) difficulties and delays in integrating acquired businesses or fully realizing costs savings and other benefits from acquisitions; (xii) BHG's ability to profitably grow its business and successfully execute on its business plans; (xiii) risks of expansion into new geographic or product markets; (xiv) any matter that would cause Pinnacle Financial to conclude that there was impairment of any asset, including goodwill or the intangible assets; (xv) reduced ability to attract additional financial advisors (or failure of such advisors to cause their clients to switch to Pinnacle Bank), to retain financial advisors (including as a result of the competitive environment for associates) or otherwise to attract customers from other financial institutions; (xvi) the ability of Pinnacle Financial to implement its branch consolidation strategy on the timelines, and at the costs, presently contemplated; (xvii) deterioration in the valuation of other real estate owned and increased expenses associated therewith; (xviii) inability to comply with regulatory capital requirements, including those resulting from changes to capital calculation methodologies, required capital maintenance levels or regulatory requests or directives, particularly if Pinnacle Financial's level of applicable commercial real estate loans were to exceed percentage levels of total capital in guidelines recommended by its regulators; (xix) approval of the declaration of any dividend by Pinnacle Financial's board of directors; (xx) the vulnerability of Pinnacle Bank's network and online banking portals, and the systems of parties with whom Pinnacle Financial contracts, to unauthorized access, computer viruses, phishing schemes, spam attacks, human error, natural disasters, power loss and other security breaches; (xxi) the possibility of increased compliance and operational costs as a result of increased regulatory oversight (including by the Consumer Financial Protection Bureau), including oversight of companies in which Pinnacle Financial or Pinnacle Bank have significant investments, like BHG, and the development of additional banking products for Pinnacle Bank's corporate and consumer clients;  (xxii) the risks associated with Pinnacle Financial and Pinnacle Bank being a minority investor in BHG, including the risk that the owners of a majority of the equity interests in BHG decide to sell the company if not prohibited from doing so by Pinnacle Financial or Pinnacle Bank; (xxiii) changes in state and federal legislation, regulations or policies applicable to banks and other financial service providers, like BHG, including regulatory or legislative developments; (xxiv) risks associated with the possible shutdown of the United States federal government, including adverse effects on the national or local economies and adverse effects resulting from a shutdown of the U.S. Small Business Administration's SBA loan program; (xxv) the availability of and access to capital; (xxvi) adverse results (including costs, fines, reputational harm, inability to obtain necessary approvals and/or other negative effects) from current or future litigation, regulatory examinations or other legal and/or regulatory actions; and (xxvii) general competitive, economic, political and market conditions. Additional factors which could affect the forward looking statements can be found in Pinnacle Financial's Annual Report on Form 10-K, Quarterly Reports on Form 10-Q, and Current Reports on Form 8-K filed with the SEC and available on the SEC's website at http://www.sec.gov. Pinnacle Financial disclaims any obligation to update or revise any forward-looking statements contained in this press release, which speak only as of the date hereof, whether as a result of new information, future events or otherwise.

Non-GAAP Financial Matters

This release contains certain non-GAAP financial measures, including, without limitation, earnings per diluted share, efficiency ratio and the ratio of noninterest expense to average assets, excluding in certain instances the impact of expenses related to other real estate owned, gains or losses on sale of investment securities, the charges associated with Pinnacle Financial's branch consolidation project, the sale of the remaining portion of Pinnacle Bank's non-prime automobile portfolio, the revaluation of Pinnacle Financial’s deferred tax assets and other matters for the accounting periods presented. This release also includes non-GAAP financial measures which exclude expenses associated with Pinnacle Bank's merger with BNC. This release may also contain certain other non-GAAP capital ratios and performance measures that exclude the impact of goodwill and core deposit intangibles associated with Pinnacle Financial's acquisitions of BNC, Avenue Bank, Magna Bank, CapitalMark Bank & Trust, Mid-America Bancshares, Inc., Cavalry Bancorp, Inc. and other acquisitions which collectively are less material to the non-GAAP measure. The presentation of the non-GAAP financial information is not intended to be considered in isolation or as a substitute for any measure prepared in accordance with GAAP. Because non-GAAP financial measures presented in this release are not measurements determined in accordance with GAAP and are susceptible to varying calculations, these non-GAAP financial measures, as presented, may not be comparable to other similarly titled measures presented by other companies.

Pinnacle Financial believes that these non-GAAP financial measures facilitate making period-to-period comparisons and are meaningful indications of its operating performance. In addition, because intangible assets such as goodwill and the core deposit intangible, and the other items excluded each vary extensively from company to company, Pinnacle Financial believes that the presentation of this information allows investors to more easily compare Pinnacle Financial's results to the results of other companies. Pinnacle Financial's management utilizes this non-GAAP financial information to compare Pinnacle Financial's operating performance for 2019 versus certain periods in 2018 and to internally prepared projections.

PINNACLE FINANCIAL PARTNERS, INC. AND SUBSIDIARIES
CONSOLIDATED BALANCE SHEETS – UNAUDITED
(dollars in thousands)
	September 30, 2019	December 31, 2018	September 30, 2018
ASSETS
Cash and noninterest-bearing due from banks	$197,660	$137,433	$131,134
Restricted cash	157,544	65,491	14,504
Interest-bearing due from banks	553,124	516,920	394,129
Federal funds sold and other	11,975	1,848	11,313
Cash and cash equivalents	920,303	721,692	551,080

Securities available-for-sale, at fair value	3,393,435	3,083,686	3,004,582
Securities held-to-maturity (fair value of $202.8 million, $193.1 million, and $192.5 million at Sept. 30, 2019, Dec. 31, 2018, and Sept. 30, 2018, respectively)	189,684	194,282	194,997
Consumer loans held-for-sale	73,042	34,196	47,417
Commercial loans held-for-sale	21,312	15,954	11,402

Loans	19,345,642	17,707,549	17,464,009
Less allowance for loan losses	(93,647)	(83,575)	(79,985)
Loans, net	19,251,995	17,623,974	17,384,024

Premises and equipment, net	274,983	265,560	268,387
Equity method investment	267,097	239,237	221,302
Accrued interest receivable	81,124	79,657	73,366
Goodwill	1,830,652	1,807,121	1,807,121
Core deposits and other intangible assets	39,349	46,161	48,737
Other real estate owned	30,049	15,165	17,467
Other assets	1,174,809	904,359	927,663
Total assets	$27,547,834	$25,031,044	$24,557,545

LIABILITIES AND STOCKHOLDERS' EQUITY
Deposits:
Noninterest-bearing	$4,702,155	$4,309,067	$4,476,925
Interest-bearing	3,372,028	3,464,001	3,195,657
Savings and money market accounts	7,625,872	7,607,796	7,262,968
Time	4,300,622	3,468,243	3,471,965
Total deposits	20,000,677	18,849,107	18,407,515
Securities sold under agreements to repurchase	95,402	104,741	130,217
Federal Home Loan Bank advances	2,052,548	1,443,589	1,520,603
Subordinated debt and other borrowings	750,488	485,130	465,487
Accrued interest payable	36,836	23,586	20,944
Other liabilities	317,253	158,951	115,738
Total liabilities	23,253,204	21,065,104	20,660,504

Preferred stock, no par value; 10.0 million shares authorized; no shares issued and outstanding	—	—	—
Common stock, par value $1.00; 180.0 million shares authorized; 76.7 million, 77.5 million and 77.9 million shares issued and outstanding at Sept. 30, 2019, Dec. 31, 2018 and Sept. 30, 2018, respectively	76,736	77,484	77,867
Additional paid-in capital	3,070,235	3,107,431	3,123,323
Retained earnings	1,100,517	833,130	750,363
Accumulated other comprehensive income (loss), net of taxes	47,142	(52,105)	(54,512)
Total stockholders' equity	4,294,630	3,965,940	3,897,041
Total liabilities and stockholders' equity	$27,547,834	$25,031,044	$24,557,545

This information is preliminary and based on company data available at the time of the presentation.

PINNACLE FINANCIAL PARTNERS, INC. AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF INCOME – UNAUDITED
(dollars in thousands, except for per share data)	Three Months Ended			Nine Months Ended
	September 30, 2019	June 30, 2019	September 30, 2018	September 30, 2019	September 30, 2018
Interest income:
Loans, including fees	$247,147	$237,653	$221,901	$714,179	$621,873
Securities
Taxable	10,655	12,243	12,209	36,438	35,179
Tax-exempt	13,313	12,556	10,074	37,541	25,709
Federal funds sold and other	4,634	3,399	3,926	11,325	7,861
Total interest income	275,749	265,851	248,110	799,483	690,622

Interest expense:
Deposits	62,531	58,988	44,172	175,736	100,920
Securities sold under agreements to repurchase	152	142	165	439	438
FHLB advances and other borrowings	17,260	17,803	14,353	51,338	43,137
Total interest expense	79,943	76,933	58,690	227,513	144,495
Net interest income	195,806	188,918	189,420	571,970	546,127
Provision for loan losses	8,260	7,195	8,725	22,639	25,058
Net interest income after provision for loan losses	187,546	181,723	180,695	549,331	521,069

Noninterest income:
Service charges on deposit accounts	10,193	8,940	9,972	27,675	26,333
Investment services	6,270	5,868	5,450	17,607	15,817
Insurance sales commissions	2,252	2,147	2,126	7,327	7,293
Gains on mortgage loans sold, net	7,402	6,011	3,902	18,291	11,423
Investment gains (losses) on sales, net	417	(4,466)	11	(6,009)	41
Trust fees	3,593	3,461	3,087	10,349	9,768
Income from equity method investment	32,248	32,261	14,236	77,799	33,286
Other noninterest income	20,244	16,460	12,694	51,325	39,639
Total noninterest income	82,619	70,682	51,478	204,364	143,600

Noninterest expense:
Salaries and employee benefits	85,919	75,620	69,117	231,915	196,948
Equipment and occupancy	20,348	23,844	19,252	63,523	55,203
Other real estate, net	655	2,523	67	3,424	92
Marketing and other business development	2,723	3,282	3,293	8,953	8,084
Postage and supplies	1,766	2,079	1,654	5,737	5,984
Amortization of intangibles	2,430	2,271	2,616	7,012	7,973
Merger-related expenses	—	—	—	—	8,259
Other noninterest expense	19,100	18,067	17,991	54,114	50,935
Total noninterest expense	132,941	127,686	113,990	374,678	333,478
Income before income taxes	137,224	124,719	118,183	379,017	331,191
Income tax expense	26,703	24,398	24,436	74,215	67,069
Net income	$110,521	$100,321	$93,747	$304,802	$264,122

Per share information:
Basic net income per common share	$1.45	$1.31	$1.22	$3.99	$3.42
Diluted net income per common share	$1.44	$1.31	$1.21	$3.97	$3.41

Weighted average shares outstanding:
Basic	76,301,010	76,343,608	77,145,023	76,480,757	77,116,377
Diluted	76,556,309	76,611,657	77,490,977	76,761,167	77,442,554

This information is preliminary and based on company data available at the time of the presentation.

PINNACLE FINANCIAL PARTNERS, INC. AND SUBSIDIARIES
SELECTED QUARTERLY FINANCIAL DATA – UNAUDITED

(dollars in thousands)	September	June	March	December	September	June
	2019	2019	2019	2018	2018	2018
Balance sheet data, at quarter end:
Commercial and industrial loans	$5,891,038	5,795,107	5,419,520	5,271,420	5,006,247	4,821,299
Commercial real estate - owner occupied	2,595,837	2,624,160	2,617,541	2,653,433	2,688,247	2,504,891
Commercial real estate - investment	4,443,687	4,252,098	4,107,953	3,855,643	3,818,055	3,822,182
Commercial real estate - multifamily and other	669,721	709,135	693,652	655,879	708,817	697,566
Consumer real estate - mortgage loans	3,025,502	2,949,755	2,887,628	2,844,447	2,815,160	2,699,399
Construction and land development loans	2,253,303	2,117,969	2,097,570	2,072,455	2,059,009	2,133,646
Consumer and other	466,554	366,094	351,042	354,272	368,474	363,870
Total loans	19,345,642	18,814,318	18,174,906	17,707,549	17,464,009	17,042,853
Allowance for loan losses	(93,647)	(90,253)	(87,194)	(83,575)	(79,985)	(75,670)
Securities	3,583,119	3,447,834	3,444,049	3,277,968	3,199,579	2,975,469
Total assets	27,547,834	26,540,355	25,557,858	25,031,044	24,557,545	23,988,370
Noninterest-bearing deposits	4,702,155	4,493,419	4,317,787	4,309,067	4,476,925	4,361,414
Total deposits	20,000,677	19,449,383	18,480,461	18,849,107	18,407,515	17,857,418
Securities sold under agreements to repurchase	95,402	154,169	100,698	104,741	130,217	128,739
FHLB advances	2,052,548	1,960,062	2,121,075	1,443,589	1,520,603	1,581,867
Subordinated debt and other borrowings	750,488	464,144	484,703	485,130	465,487	465,433
Total stockholders' equity	4,294,630	4,176,361	4,055,939	3,965,940	3,897,041	3,826,677
Balance sheet data, quarterly averages:
Total loans	$19,216,835	18,611,164	17,938,480	17,630,281	17,259,139	16,729,734
Securities	3,507,363	3,412,475	3,302,676	3,148,638	3,075,633	2,970,267
Federal funds sold and other	802,326	530,556	469,909	645,644	647,728	442,401
Total earning assets	23,526,524	22,554,195	21,711,065	21,424,563	20,982,500	20,142,402
Total assets	27,134,163	25,915,971	25,049,954	24,616,733	24,125,051	23,236,945
Noninterest-bearing deposits	4,574,821	4,399,766	4,195,443	4,317,782	4,330,917	4,270,459
Total deposits	19,778,007	18,864,859	18,358,094	18,368,012	18,112,766	16,949,374
Securities sold under agreements to repurchase	134,197	117,261	109,306	119,247	146,864	123,447
FHLB advances	2,136,928	2,164,341	1,926,358	1,689,920	1,497,511	1,884,828
Subordinated debt and other borrowings	533,194	469,498	470,775	469,074	468,990	474,328
Total stockholders' equity	4,265,006	4,117,754	4,017,375	3,939,927	3,874,430	3,795,963
Statement of operations data, for the three months ended:
Interest income	$275,749	265,851	257,883	256,095	248,110	230,984
Interest expense	79,943	76,933	70,637	65,880	58,690	48,748
Net interest income	195,806	188,918	187,246	190,215	189,420	182,236
Provision for loan losses	8,260	7,195	7,184	9,319	8,725	9,402
Net interest income after provision for loan losses	187,546	181,723	180,062	180,896	180,695	172,834
Noninterest income	82,619	70,682	51,063	57,270	51,478	47,939
Noninterest expense	132,941	127,686	114,051	119,409	113,990	110,908
Income before taxes	137,224	124,719	117,074	118,757	118,183	109,865
Income tax expense	26,703	24,398	23,114	23,439	24,436	23,000
Net income	$110,521	100,321	93,960	95,318	93,747	86,865

Profitability and other ratios:
Return on avg. assets (1)	1.62%	1.55%	1.52%	1.54%	1.54%	1.50%
Return on avg. common equity (1)	10.28%	9.77%	9.49%	9.60%	9.60%	9.18%
Return on avg. tangible common equity (1)	18.28%	17.74%	17.60%	18.14%	18.44%	18.01%
Dividend payout ratio (16)	12.31%	12.88%	13.39%	13.79%	14.89%	16.57%
Net interest margin (2)	3.43%	3.48%	3.62%	3.63%	3.65%	3.69%
Noninterest income to total revenue (3)	29.67%	27.23%	21.43%	23.14%	21.37%	20.83%
Noninterest income to avg. assets (1)	1.21%	1.09%	0.83%	0.92%	0.85%	0.83%
Noninterest exp. to avg. assets (1)	1.94%	1.98%	1.85%	1.92%	1.87%	1.91%
Efficiency ratio (4)	47.75%	49.19%	47.86%	48.25%	47.32%	48.18%
Avg. loans to avg. deposits	97.16%	98.66%	97.71%	95.98%	95.29%	98.70%
Securities to total assets	13.01%	12.99%	13.48%	13.10%	13.03%	12.40%

This information is preliminary and based on company data available at the time of the presentation.

PINNACLE FINANCIAL PARTNERS, INC. AND SUBSIDIARIES
ANALYSIS OF INTEREST INCOME AND EXPENSE, RATES AND YIELDS-UNAUDITED

(dollars in thousands)	Three months ended			Three months ended
	September 30, 2019			September 30, 2018
	Average Balances	Interest	Rates/ Yields	Average Balances	Interest	Rates/ Yields
Interest-earning assets
Loans (1) (2)	$19,216,835	$247,147	5.21%	$17,259,139	$221,901	5.15%
Securities
Taxable	1,712,265	10,655	2.47%	1,803,104	12,209	2.69%
Tax-exempt (2)	1,795,098	13,313	3.51%	1,272,529	10,074	3.72%
Federal funds sold and other	802,326	4,634	2.29%	647,728	3,926	2.40%
Total interest-earning assets	23,526,524	$275,749	4.78%	20,982,500	$248,110	4.76%
Nonearning assets
Intangible assets	1,866,223			1,857,413
Other nonearning assets	1,741,416			1,285,138
Total assets	$27,134,163			$24,125,051

Interest-bearing liabilities
Interest-bearing deposits:
Interest checking	3,237,155	9,517	1.17%	3,076,025	7,843	1.01%
Savings and money market	7,614,558	27,303	1.42%	7,284,373	21,125	1.15%
Time	4,351,473	25,711	2.34%	3,421,451	15,204	1.76%
Total interest-bearing deposits	15,203,186	62,531	1.63%	13,781,849	44,172	1.27%
Securities sold under agreements to repurchase	134,197	152	0.45%	146,864	165	0.44%
Federal Home Loan Bank advances	2,136,928	11,591	2.15%	1,497,511	8,171	2.16%
Subordinated debt and other borrowings	533,194	5,669	4.22%	468,990	6,182	5.29%
Total interest-bearing liabilities	18,007,505	79,943	1.76%	15,895,214	58,690	1.46%
Noninterest-bearing deposits	4,574,821	—	—	4,330,917	—	—
Total deposits and interest-bearing liabilities	22,582,326	$79,943	1.40%	20,226,131	$58,690	1.15%
Other liabilities	286,831			20,490
Stockholders' equity	4,265,006			3,874,430
Total liabilities and stockholders' equity	$27,134,163			$24,121,051
Net interest income		$195,806			$189,420
Net interest spread (3)			3.02%			3.30%
Net interest margin (4)			3.43%			3.65%

(1) Average balances of nonperforming loans are included in the above amounts.
(2) Yields computed on tax-exempt instruments on a tax equivalent basis and include $7.5 million of taxable equivalent income for the three months ended Sept. 30, 2019 compared to $3.8 million for the three months ended Sept. 30, 2018. The tax-exempt benefit has been reduced by the projected impact of tax-exempt income that will be disallowed pursuant to IRS Regulations as of and for the then current period presented.

(3) Yields realized on interest-bearing assets less the rates paid on interest-bearing liabilities. The net interest spread calculation excludes the impact of demand deposits. Had the impact of demand deposits been included, the net interest spread for the quarter ended Sept. 30, 2019 would have been 3.37% compared to a net interest spread of 3.61% for the quarter ended Sept. 30, 2018.
(4) Net interest margin is the result of annualized net interest income calculated on a tax equivalent basis divided by average interest-earning assets for the period.

This information is preliminary and based on company data available at the time of the presentation.

PINNACLE FINANCIAL PARTNERS, INC. AND SUBSIDIARIES
ANALYSIS OF INTEREST INCOME AND EXPENSE, RATES AND YIELDS-UNAUDITED

(dollars in thousands)	Nine months ended			Nine months ended
	September 30, 2019			September 30, 2018
	Average Balances	Interest	Rates/ Yields	Average Balances	Interest	Rates/ Yields
Interest-earning assets
Loans (1) (2)	$18,593,509	$714,179	5.23%	$16,653,548	$621,873	5.04%
Securities
Taxable	1,779,512	36,438	2.74%	1,796,816	35,179	2.62%
Tax-exempt (2)	1,628,742	37,541	3.67%	1,162,587	25,709	3.51%
Federal funds sold and other	602,148	11,325	2.51%	476,219	7,861	2.21%
Total interest-earning assets	22,603,911	$799,483	4.85%	20,089,170	$690,622	4.66%
Nonearning assets
Intangible assets	1,856,324			1,860,649
Other nonearning assets	1,580,762			1,246,081
Total assets	$26,040,997			$23,195,900

Interest-bearing liabilities
Interest-bearing deposits:
Interest checking	3,173,228	28,145	1.19%	3,008,696	19,336	0.86%
Savings and money market	7,503,407	80,587	1.44%	6,850,249	49,294	0.96%
Time	3,937,486	67,004	2.28%	2,960,055	32,290	1.46%
Total interest-bearing deposits	14,614,121	175,736	1.61%	12,819,000	100,920	1.05%
Securities sold under agreements to repurchase	120,346	439	0.49%	133,489	438	0.44%
Federal Home Loan Bank advances	2,076,647	33,107	2.13%	1,655,222	24,867	2.01%
Subordinated debt and other borrowings	491,384	18,231	4.96%	470,564	18,270	5.19%
Total interest-bearing liabilities	17,302,498	227,513	1.76%	15,078,275	144,495	1.28%
Noninterest-bearing deposits	4,391,400	—	—	4,301,952	—	—
Total deposits and interest-bearing liabilities	21,693,898	$227,513	1.40%	19,380,227	$144,495	1.00%
Other liabilities	212,813			14,145
Stockholders' equity	4,134,286			3,801,528
Total liabilities and stockholders' equity	$26,040,997			$23,195,900
Net interest income		$571,970			$546,127
Net interest spread (3)			3.09%			3.38%
Net interest margin (4)			3.51%			3.70%

(1) Average balances of nonperforming loans are included in the above amounts.
(2) Yields computed on tax-exempt instruments on a tax equivalent basis and include $20.9 million of taxable equivalent income for the nine months ended Sept. 30, 2019 compared to $10.4 million for the nine months ended Sept. 30, 2018. The tax-exempt benefit has been reduced by the projected impact of tax-exempt income that will be disallowed pursuant to IRS Regulations as of and for the then current period presented.

(3) Yields realized on interest-bearing assets less the rates paid on interest-bearing liabilities. The net interest spread calculation excludes the impact of demand deposits. Had the impact of demand deposits been included, the net interest spread for the nine months ended Sept. 30, 2019 would have been 3.45% compared to a net interest spread of 3.67% for the nine months ended Sept. 30, 2018.
(4) Net interest margin is the result of annualized net interest income calculated on a tax equivalent basis divided by average interest-earning assets for the period.

This information is preliminary and based on company data available at the time of the presentation.

PINNACLE FINANCIAL PARTNERS, INC. AND SUBSIDIARIES
SELECTED QUARTERLY FINANCIAL DATA – UNAUDITED

(dollars in thousands)	September	June	March	December	September	June
	2019	2019	2019	2018	2018	2018
Asset quality information and ratios:
Nonperforming assets:
Nonaccrual loans	73,263	76,077	96,144	87,834	77,868	70,887
Other real estate (ORE) and other nonperforming assets (NPAs)	30,049	26,658	15,138	15,393	17,731	20,229
Total nonperforming assets	$103,312	102,735	111,282	103,227	95,599	91,116
Past due loans over 90 days and still accruing interest	$2,450	2,733	1,982	1,558	1,773	1,572
Accruing troubled debt restructurings (5)	$5,803	7,412	5,481	5,899	6,125	5,647
Accruing purchase credit impaired loans	$12,887	12,632	13,122	14,743	21,473	22,993
Net loan charge-offs	$4,866	4,136	3,565	5,729	4,410	3,936
Allowance for loan losses to nonaccrual loans	127.8%	118.6%	90.7%	95.2%	102.7%	106.7%
As a percentage of total loans:
Past due accruing loans over 30 days	0.24%	0.21%	0.22%	0.34%	0.25%	0.23%
Allowance for loan losses	0.48%	0.48%	0.48%	0.47%	0.46%	0.44%
Nonperforming assets to total loans, ORE and other NPAs	0.53%	0.55%	0.61%	0.58%	0.55%	0.53%
Classified asset ratio (Pinnacle Bank) (8)	13.5%	13.9%	13.0%	12.4%	13.7%	12.6%
Annualized net loan charge-offs to avg. loans (7)	0.10%	0.09%	0.08%	0.11%	0.10%	0.10%
Wtd. avg. commercial loan internal risk ratings (6)	45.3	44.9	44.9	44.4	4.5	4.4
		44.4	4.5	4.4	4.4	4.5
Interest rates and yields:
Loans	5.21%	5.22%	5.28%	5.22%	5.15%	5.04%
Securities	3.00%	3.20%	3.37%	3.22%	3.11%	2.91%
Total earning assets	4.78%	4.85%	4.94%	4.85%	4.76%	4.66%
Total deposits, including non-interest bearing	1.25%	1.25%	1.20%	1.08%	0.97%	0.78%
Securities sold under agreements to repurchase	0.45%	0.49%	0.54%	0.50%	0.44%	0.47%
FHLB advances	2.15%	2.14%	2.10%	2.18%	2.16%	2.06%
Subordinated debt and other borrowings	4.22%	5.34%	5.44%	5.33%	5.29%	5.20%
Total deposits and interest-bearing liabilities	1.40%	1.43%	1.37%	1.27%	1.15%	1.01%

Capital and other ratios (8):
Pinnacle Financial ratios:
Stockholders' equity to total assets	15.6%	15.7%	15.9%	15.8%	15.9%	16.0%
Common equity Tier one	9.6%	9.5%	9.4%	9.6%	9.4%	9.3%
Tier one risk-based	9.6%	9.5%	9.4%	9.6%	9.4%	9.3%
Total risk-based	13.2%	12.0%	12.0%	12.2%	12.1%	12.0%
Leverage	8.9%	9.1%	9.0%	8.9%	8.8%	8.8%
Tangible common equity to tangible assets	9.4%	9.4%	9.3%	9.1%	9.0%	8.9%
Pinnacle Bank ratios:
Common equity Tier one	11.1%	10.3%	10.4%	10.5%	10.3%	10.2%
Tier one risk-based	11.1%	10.3%	10.4%	10.5%	10.3%	10.2%
Total risk-based	12.1%	11.3%	11.4%	11.5%	11.4%	11.2%
Leverage	10.4%	9.8%	9.9%	9.8%	9.6%	9.7%
Construction and land development loans as a percentage of total capital (19)	79.9%	82.6%	84.1%	85.2%	87.8%	94.6%
Non-owner occupied commercial real estate and multi-family as a percentage of total capital (19)	272.8%	288.9%	282.5%	277.7%	287.6%	304.3%

This information is preliminary and based on company data available at the time of the presentation.

PINNACLE FINANCIAL PARTNERS, INC. AND SUBSIDIARIES
SELECTED QUARTERLY FINANCIAL DATA – UNAUDITED

(dollars in thousands, except per share data)	September	June	March	December	September	June
	2019	2019	2019	2018	2018	2018

Per share data:
Earnings – basic	$1.45	1.31	1.22	1.24	1.22	1.13
Earnings - basic, excluding the adjustments noted below	$1.45	1.43	1.24	1.26	1.22	1.15
Earnings – diluted	$1.44	1.31	1.22	1.23	1.21	1.12
Earnings - diluted, excluding the adjustments noted below	$1.45	1.42	1.24	1.25	1.21	1.15
Common dividends per share	$0.16	0.16	0.16	0.16	0.14	0.14
Book value per common share at quarter end (9)	$55.97	54.29	52.63	51.18	50.05	49.15
Tangible book value per common share at quarter end (9)	$31.60	30.26	28.61	27.27	26.21	25.28
Revenue per diluted share	$3.64	3.39	3.09	3.19	3.11	2.97
Revenue per diluted share, excluding the adjustments noted below	$3.63	3.47	3.12	3.22	3.11	2.97
Noninterest expense per diluted share	$1.74	1.67	1.48	1.54	1.47	1.43
Noninterest expense per diluted share, excluding the adjustments noted below	$1.73	1.59	1.48	1.53	1.47	1.38

Investor information:
Closing sales price on last trading day of quarter	$56.75	57.48	54.70	46.10	60.15	61.35
High closing sales price during quarter	$61.14	59.23	59.55	61.04	66.20	68.10
Low closing sales price during quarter	$50.78	52.95	46.35	44.03	60.05	61.35

Other information:
Gains on residential mortgage loans sold:
Residential mortgage loan sales:
Gross loans sold	$302,473	291,813	193,830	236,861	278,073	264,934
Gross fees (10)	$9,392	8,485	5,695	6,184	7,756	7,134
Gross fees as a percentage of loans originated	3.11%	2.91%	2.94%	2.61%	2.79%	2.69%
Net gain on residential mortgage loans sold	$7,402	6,011	4,878	3,141	3,902	3,777
Investment gains (losses) on sales of securities, net (15)	$417	(4,466)	(1,960)	(2,295)	11	—
Brokerage account assets, at quarter end (11)	$4,355,429	4,287,985	4,122,980	3,763,911	3,998,774	3,745,635
Trust account managed assets, at quarter end	$2,530,356	2,425,791	2,263,095	2,055,861	2,074,027	1,920,226
Core deposits (12)	$17,103,470	16,503,686	16,340,763	16,489,173	16,076,859	15,400,142
Core deposits to total funding (12)	74.7%	74.9%	77.1%	79.0%	78.3%	76.9%
Risk-weighted assets	$23,370,342	22,706,512	22,001,959	21,137,263	20,705,547	20,151,827
Number of offices	114	114	114	114	115	115
Total core deposits per office	$150,030	144,769	143,340	144,642	139,799	133,914
Total assets per full-time equivalent employee	$11,217	11,241	10,997	10,897	10,917	10,911
Annualized revenues per full-time equivalent employee	$449.8	441.0	415.9	427.5	424.9	419.9
Annualized expenses per full-time equivalent employee	$214.8	216.9	199.0	206.2	201.0	202.3
Number of employees (full-time equivalent)	2,456.0	2,361.0	2,324.0	2,297.0	2,249.5	2,198.5
Associate retention rate (13)	93.2%	93.0%	92.8%	92.3%	91.1%	89.6%

This information is preliminary and based on company data available at the time of the presentation.

PINNACLE FINANCIAL PARTNERS, INC. AND SUBSIDIARIES
RECONCILIATION OF NON-GAAP SELECTED QUARTERLY FINANCIAL DATA – UNAUDITED
	Three Months Ended			Nine Months Ended
(dollars in thousands, except per share data)	September 30,	June 30,	September 30,	September 30,	September 30,
	2019	2019	2018	2019	2018

Net interest income	$195,806	188,918	189,420	571,970	546,127

Noninterest income	82,619	70,682	51,478	204,364	143,600
Total revenues	278,425	259,600	240,898	776,334	689,727
Less: Investment (gains) losses on sales of securities, net	(417)	4,466	(11)	6,009	(41)
Loss on sale of non-prime automobile portfolio	—	1,536	—	1,536	—
Total revenues excluding the impact of adjustments noted above	278,008	265,602	240,887	783,879	689,686

Noninterest expense	132,941	127,686	113,990	374,678	333,478
Less: Other real estate (ORE) expense	655	2,523	67	3,424	92
Merger-related charges	—	—	—	—	8,259
Branch consolidation expense	—	3,189	—	3,189	—
Noninterest expense excluding the impact of adjustments noted above	132,286	121,974	113,923	368,065	325,127

Adjusted pre-tax pre-provision income(14)	$145,722	143,628	126,964	415,814	364,559

Efficiency ratio (4)	47.75%	49.19%	47.32%	48.26%	48.35%
Adjustments as noted above	(0.17)%	(3.27)%	(0.03)%	(1.31)%	(1.21)%
Efficiency ratio (excluding adjustments noted above)	47.58%	45.92%	47.29%	46.95%	47.14%

Total average assets	$27,134,163	25,915,971	24,125,051	26,040,997	23,195,900

Noninterest income to average assets	1.21%	1.09%	0.85%	1.05%	0.83%
Adjustments as noted above	(0.01)%	0.10%	—%	0.04%	—%
Noninterest income (excluding adjustments noted above) to average assets	1.20%	1.19%	0.85%	1.09%	0.83%

Noninterest expense to average assets	1.94%	1.98%	1.87%	1.92%	1.92%
Adjustments as noted above	(0.01)%	(0.09)%	—%	(0.03)%	(0.05)%
Noninterest expense (excluding adjustments noted above) to average assets	1.93%	1.89%	1.87%	1.89%	1.87%

This information is preliminary and based on company data available at the time of the presentation.

PINNACLE FINANCIAL PARTNERS, INC. AND SUBSIDIARIES
RECONCILIATION OF NON-GAAP SELECTED QUARTERLY FINANCIAL DATA – UNAUDITED
	Three Months Ended			Nine Months Ended
(dollars in thousands, except per share data)	September 30,	June 30,	September 30,	September 30,	September 30,
	2019	2019	2018	2019	2018
Net income	$110,521	100,321	93,747	304,802	264,122
Merger-related charges	—	—	—	—	8,259
Investment (gains) losses on sales of securities, net	(417)	4,466	(11)	6,009	(41)
Sale of non-prime automobile portfolio	—	1,536	—	1,536	—
ORE expense (income)	655	2,523	(67)	3,424	92
Branch consolidation expense	—	3,189	—	3,189	—
Tax effect on adjustments noted above (18)	(62)	(3,062)	20	(3,701)	(2,172)
Net income excluding adjustments noted above	$110,697	108,973	93,689	315,259	270,260

Basic earnings per share	$1.45	1.31	1.22	3.99	3.42
Adjustment due to merger-related charges	—	—	—	—	0.11
Adjustment due to investment (gains) losses on sales of securities, net	(0.01)	0.06	—	0.08	—
Adjustment due to sale of non-prime automobile portfolio	—	0.02	—	0.02	—
Adjustment due to ORE expense (income)	0.01	0.04	—	0.04	—
Adjustment due to branch consolidation expense	—	0.04	—	0.04	—
Adjustment due to tax effect on adjustments noted above (18)	—	(0.04)	—	(0.05)	(0.03)
Basic earnings per share excluding adjustments noted above	$1.45	1.43	1.22	4.12	3.50

Diluted earnings per share	$1.44	1.31	1.21	3.97	3.41
Adjustment due to merger-related charges	—	—	—	—	0.11
Adjustment due to investment (gains) losses on sales of securities, net	(0.01)	0.06	—	0.08	—
Adjustment due to sale of non-prime automobile portfolio	—	0.02	—	0.02	—
Adjustment due to ORE expense (income)	0.01	0.03	—	0.04	—
Adjustment due to branch consolidation expense	—	0.04	—	0.04	—
Adjustment due to tax effect on adjustments noted above (18)	0.01	(0.04)	—	(0.04)	(0.03)
Diluted earnings per share excluding the adjustments noted above	$1.45	1.42	1.21	4.11	3.49

Noninterest expense per diluted share	$1.74	1.67	1.47	4.88	4.31
Adjustments as noted above	(0.01)	(0.08)	—	(0.09)	(0.11)
Noninterest expense (excluding adjustments noted above) per diluted share	$1.73	1.59	1.47	4.79	4.20

Revenue per diluted share	$3.64	3.39	3.11	10.11	8.91
Adjustments as noted above	(0.01)	0.08	—	0.10	—
Revenue per diluted share (excluding adjustments noted above) per diluted share	$3.63	3.47	3.11	10.21	8.91

Equity method investment (17)
Fee income from BHG, net of amortization	$32,248	32,261	14,236	77,799	33,286
Funding cost to support investment	2,366	2,399	2,260	7,144	6,378
Pre-tax impact of BHG	29,882	29,862	11,976	70,655	26,908
Income tax expense at statutory rates	7,811	7,806	3,131	18,469	7,034
Earnings attributable to BHG	$22,071	22,056	8,845	52,186	19,874

Basic earnings per share attributable to BHG	$0.29	0.29	0.11	0.68	0.26
Diluted earnings per share attributable to BHG	$0.29	0.29	0.11	0.68	0.26

This information is preliminary and based on company data available at the time of the presentation.

PINNACLE FINANCIAL PARTNERS, INC. AND SUBSIDIARIES
RECONCILIATION OF NON-GAAP SELECTED QUARTERLY FINANCIAL DATA – UNAUDITED
	Three Months Ended			Nine Months Ended
(dollars in thousands, except per share data)	September 30,	June 30,	September 30,	September 30,	September 30,
	2019	2019	2018	2019	2018

Return on average assets	1.62%	1.55%	1.54%	1.56%	1.52%
Adjustments as noted above	—%	0.14%	—%	0.06%	0.06%
Return on average assets excluding adjustments noted above	1.62%	1.69%	1.54%	1.62%	1.56%

Tangible assets:
Total assets	$27,547,834	26,540,355	24,557,545	27,547,834	24,557,545
Less: Goodwill	(1,830,652)	(1,807,121)	(1,807,121)	(1,830,652)	(1,807,121)
Core deposit and other intangible assets	(39,349)	(41,578)	(48,737)	(39,349)	(48,737)
Net tangible assets	$25,677,833	24,691,656	22,701,687	25,677,833	22,701,687

Tangible equity:
Total stockholders' equity	$4,294,630	4,176,361	3,897,041	4,294,630	3,897,041
Less: Goodwill	(1,830,652)	(1,807,121)	(1,807,121)	(1,830,652)	(1,807,121)
Core deposit and other intangible assets	(39,349)	(41,578)	(48,737)	(39,349)	(48,737)
Net tangible common equity	$2,424,629	2,327,662	2,041,183	2,424,629	2,041,183

Ratio of tangible common equity to tangible assets	9.44%	9.43%	8.99%	9.44%	8.99%

Average tangible assets:
Average assets	$27,134,163	25,915,971	24,125,051	26,040,997	23,195,900
Less: Average goodwill	(1,825,429)	(1,807,121)	(1,807,121)	(1,813,291)	(1,807,672)
Average core deposit and other intangible assets	(40,794)	(43,025)	(50,292)	(43,033)	(52,978)
Net average tangible assets	$25,267,940	24,065,825	22,267,638	24,184,673	21,335,250

Return on average assets	1.62%	1.55%	1.54%	1.56%	1.52%
Adjustment due to goodwill, core deposit and other intangible assets	0.12%	0.12%	0.13%	0.13%	0.14%
Return on average tangible assets	1.74%	1.67%	1.67%	1.69%	1.66%
Adjustments as noted above	—%	0.15%	—%	0.05%	0.03%
Return on average tangible assets excluding adjustments noted above	1.74%	1.82%	1.67%	1.74%	1.69%

Average tangible stockholders' equity:
Average stockholders' equity	$4,265,006	4,117,754	3,874,430	4,134,286	3,801,528
Less: Average goodwill	(1,825,429)	(1,807,121)	(1,807,121)	(1,813,291)	(1,807,672)
Average core deposit and other intangible assets	(40,794)	(43,025)	(50,292)	(43,033)	(52,978)
Net average tangible common equity	$2,398,783	2,267,608	2,017,017	2,277,962	1,940,878

Return on average common equity	10.28%	9.77%	9.60%	9.86%	9.29%
Adjustment due to goodwill, core deposit and other intangible assets	8.00%	7.97%	8.84%	8.03%	8.90%
Return on average tangible common equity (1)	18.28%	17.74%	18.44%	17.89%	18.19%
Adjustments as noted above	0.03%	1.54%	—%	0.61%	0.43%
Return on average tangible common equity excluding adjustments noted above	18.31%	19.28%	18.44%	18.50%	18.62%

Total average assets	$27,134,163	25,915,971	24,125,051	26,040,997	23,195,900

Book value per common share at quarter end	$55.97	54.29	50.05	55.97	50.05
Adjustment due to goodwill, core deposit and other intangible assets	(24.37)	(24.03)	(23.84)	(24.37)	(23.84)
Tangible book value per common share at quarter end (9)	$31.60	30.26	26.21	31.60	26.21

This information is preliminary and based on company data available at the time of the presentation.

PINNACLE FINANCIAL PARTNERS, INC. AND SUBSIDIARIES
SELECTED QUARTERLY FINANCIAL DATA – UNAUDITED

1. Ratios are presented on an annualized basis.
2. Net interest margin is the result of net interest income on a tax equivalent basis divided by average interest earning assets.
3. Total revenue is equal to the sum of net interest income and noninterest income.
4. Efficiency ratios are calculated by dividing noninterest expense by the sum of net interest income and noninterest income.
5. Troubled debt restructurings include loans where the company, as a result of the borrower's financial difficulties, has granted a credit concession to the borrower (i.e., interest only payments for a significant period of time, extending the maturity of the loan, etc.). All of these loans continue to accrue interest at the contractual rate.
6. Average risk ratings are based on an internal loan review system which assigns a numeric value of 1 to 10 for quarters ended prior to Dec. 31, 2018 and 10 to 100 for all subsequent periods to all loans to commercial entities based on their underlying risk characteristics as of the end of each quarter. The risk rating scale was changed to allow for granularity, if needed, in criticized and classified risk ratings to distinguish accrual status or structural loan issues. A "10" risk rating is assigned to credits that exhibit Excellent risk characteristics, "20" exhibit Very Good risk characteristics, "30" Good, "40" Satisfactory, "50" Acceptable or Average, "60" Watch List, "70" Criticized, "80" Classified or Substandard, "90" Doubtful and "100" Loss (which are charged-off immediately).  Additionally, loans rated "80" or worse that are not nonperforming or restructured loans are considered potential problem loans.  Generally, consumer loans are not subjected to internal risk ratings.

7. Annualized net loan charge-offs to average loans ratios are computed by annualizing quarter-to-date net loan charge-offs and dividing the result by average loans for the quarter-to-date period.
8. Capital ratios are calculated using regulatory reporting regulations enacted for such period and are defined as follows:
Equity to total assets – End of period total stockholders' equity as a percentage of end of period assets.
Tangible common equity to tangible assets - End of period total stockholders' equity less end of period goodwill, core deposit and other intangibles as a percentage of end of period assets.
Leverage – Tier I capital (pursuant to risk-based capital guidelines) as a percentage of adjusted average assets.
Tier I risk-based – Tier I capital (pursuant to risk-based capital guidelines) as a percentage of total risk-weighted assets.
Total risk-based – Total capital (pursuant to risk-based capital guidelines) as a percentage of total risk-weighted assets.
Classified asset - Classified assets as a percentage of Tier 1 capital plus allowance for loan losses.
Tier I common equity to risk weighted assets - Tier 1 capital (pursuant to risk-based capital guidelines) less the amount of any preferred stock or subordinated indebtedness that is considered as a component of Tier 1 capital as a percentage of total risk-weighted assets.
9. Book value per share computed by dividing total stockholders' equity by common shares outstanding. Tangible book value per share computed by dividing total stockholder's equity, less goodwill, core deposit and other intangibles by common shares outstanding.
10. Amounts are included in the statement of operations in "Gains on mortgage loans sold, net", net of commissions paid on such amounts.
11. At fair value, based on information obtained from Pinnacle's third party broker/dealer for non-FDIC insured financial products and services.
12. Core deposits include all transaction deposit accounts, money market and savings accounts and all certificates of deposit issued in a denomination of less than $250,000. The ratio noted above represents total core deposits divided by total funding, which includes total deposits, FHLB advances, securities sold under agreements to repurchase, subordinated indebtedness and all other interest-bearing liabilities.
13. Associate retention rate is computed by dividing the number of associates employed at quarter end less the number of associates that have resigned in the last 12 months by the number of associates employed at quarter end. Associate retention rate does not include associates at acquired institutions displaced by merger.
14. Adjusted pre-tax, pre-provision income excludes the impact of other real estate expenses and income, investment gains and losses on sales of securities, merger-related charges, loss on the sale of our non-prime automobile portfolio and branch rationalization, as described above.
15. Represents investment gains (losses) on sales and impairments, net occurring as a result of gains or losses incurred as the result of a change in management's intention to sell a bond prior to the recovery of its amortized cost basis.
16. The dividend payout ratio is calculated as the sum of the annualized dividend rate divided by the trailing 12-months fully diluted earnings per share as of the dividend declaration date.
17. Earnings from equity method investment includes the impact of the issuance of subordinated debt as well as the funding costs of the overall franchise. Income tax expense is calculated using statutory tax rates.
18. Tax effect calculated using the blended statutory rate of 26.14 percent.
19. Calculated using the same guidelines as are used in the Federal Financial Institutions Examination Council's Uniform Bank Performance Report.